Exhibit 99.1

Bank of Florida Corp. Provides Preliminary Third Quarter 2008 Results

NAPLES, Fla.--(BUSINESS WIRE)--Bank of Florida Corporation (NASDAQ:BOFL):

  Third quarter provision for loan losses of $6.2 million
  Reserves of 1.14% of total loans, an increase from 1.11% in the second quarter
  Capital position remains strong, with approximately $20 million in excess of the minimum regulatory requirements to be considered “well-capitalized,” an approximate leverage ratio of 9.19%, total capital ratio of approximately 11.54%, and tangible equity ratio of 8.90%
  Core deposits, including $80 million in new reciprocal CDARs, increased 72% (annualized) compared to the second quarter of 2008
  Net interest margin of approximately 3.33%-3.38% in the third quarter compared to 3.58% in the second quarter of 2008
  Net loss of approximately $3.4 million, or $0.27 per share

Bank of Florida Corporation (NASDAQ:BOFL), a $1.4 billion-asset, multi-bank holding company, today announced preliminary third quarter 2008 results, which included an increase in the loan loss provision necessitated primarily by an increased level of net charge-offs. This increase is due to the continued weakness in real estate values, primarily within the Company’s Southwest Florida markets. Net charge-offs totaled approximately $5.2 million, or 1.72% of average loans, compared to $1.2 million or 0.40% in the second quarter of 2008. Due to the increase in net charge-offs, the Company recorded a loan loss provision of approximately $6.2 million, increasing loan loss reserves to 1.14% from 1.11% in the second quarter of 2008. As a result of the increased loan loss provision, Bank of Florida expects to report a net loss of approximately $3.4 million, or $0.27 per share during the third quarter of 2008.

Two large loans constitute approximately $3.0 million of the charge-offs, both of which are in the Southwest market and had been previously disclosed beginning in the fourth quarter of 2007, which included a partial charge-off totaling $1.1 million related to a large residential condominium project in Lee County, and a partial charge-off totaling $1.9 million related to two eight-unit condominium buildings situated on more than four acres in Lehigh Acres. The primary factor impacting the amount of these charge-offs is the continued decline in property values across the Southwest Florida markets. The remaining charge-offs were a combination of smaller loans across various loan categories.

Nonperforming loans increased to $29.1 million or 2.33% of total loans from $24.3 million or 2.03% of total loans as of the second quarter of 2008. This increase was primarily related to four large commercial relationships totaling $8.5 million, somewhat offset by the charge-offs mentioned above.

During the third quarter of 2008, the net interest margin decreased approximately 20-25 basis points to 3.33%-3.38% from 3.58% in the second quarter largely due to interest reversals on nonperforming loans, as well as the success of a new CD and money market promotion with premium rates of 3.50% to 4.00%. Concurrent with this promotion, the Company added liquidity to the balance sheet, a key regulatory focus. However, the competitive rates offered through this program also negatively impacted the net interest margin. In addition, the macroeconomic events that took place late in the third quarter also negatively impacted the net interest margin, as rates on Federal Home Loan Bank borrowings, which until recently had been a source of inexpensive funding, increased significantly.

“While we acknowledge that the economic environment remains extremely challenging and real estate has become increasingly difficult to value, our capital and liquidity positions remain strong and we are well-positioned to take advantage of the opportunities created during the on-going market disruption,” said Michael L. McMullan, Bank of Florida Corporation’s Chief Executive Officer. “We are taking a very aggressive and proactive approach in recognizing losses resulting from the continued pressure on real estate values. In fact, we recently engaged an experienced independent loan review firm who reviewed a significant portion of our loan portfolio. It was in conjunction with this review and our own in-depth analysis that we determined the amount of charge-offs and additional provision to take in the third quarter. We will continue to closely monitor our loan portfolio, building reserves appropriately, and recognizing losses in a timely manner to successfully manage through this credit cycle.

“As many banks across the country have dramatically slowed their lending efforts due to liquidity and capital constraints, we are seeing a tremendous opportunity to fill this void with a loan pipeline that remains healthy,” said McMullan. “During the third quarter, loan growth was 19%, on an annualized basis, and we are on track to achieve our goal of 8% to 10% loan growth for 2008.

“Our liquidity position remains strong, and core deposit growth for the quarter was robust, primarily due to the addition of $80 million in reciprocal CDARs deposits,” said McMullan. “Our loans as a percentage of deposits decreased to 104% in the third quarter of 2008, down from 118% in the second quarter of 2008.”

Final third quarter 2008 results will be announced on October 28, 2008.

The Company’s Chief Executive Officer and President, Michael L. McMullan, and Chief Financial Officer, Tracy L. Keegan, will hold a conference call today at 9:00 am EDT to discuss third quarter preliminary results. A brief management presentation will be followed by a question and answer period. The webcast noted below, including the audio portion of the conference call, will be maintained for approximately 90 days on the Company’s website.

Listen via Internet: http://investor.shareholder.com/media/eventdetail.cfm?eventid= 60476&CompanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B

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Dial-in: Toll Free 877-719-9795

Bank of Florida Corporation

Bank of Florida Corporation (NASDAQ:BOFL) is a $1.4 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Investor Relations:
Nvestcom
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com